Exhibit 99.1

FOR IMMEDIATE RELEASE	April 29, 2013
Media Contact: Joseph Barrios, (520) 884-3725	Page 1 of 5
Financial Analyst Contact: Chris Norman, (520) 884-3649
UNS ENERGY REPORTS FIRST QUARTER 2013 EARNINGS

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UNS Energy’s net income for the first quarter of 2013 was $11.3 million, or $0.27 per share of common stock on a fully diluted basis, compared with net income of $6.5 million, or $0.17 per diluted share in the first quarter of 2012.

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UNS Energy’s primary subsidiary, Tucson Electric Power Company (TEP), reported net income of $1.5 million in the first quarter of 2013 compared with a net loss of $1.5 million in the first quarter of 2012. TEP’s results benefited from cold winter weather that led to higher residential and commercial kilowatt-hour (kWh) sales. Cold winter weather also benefited the results of UNS Gas, UNS Energy's gas distribution subsidiary, where net income was $7.4 million during the first quarter of 2013 compared with $5.4 million in the first quarter of 2012.

Tucson, Ariz. – UNS Energy Corporation (NYSE: UNS) today reported first quarter 2013 net income of $11.3 million, or $0.27 per share of common stock on a fully diluted basis, compared with $6.5 million, or $0.17 per diluted share in the same period last year.
“While our first quarter financial results benefited from cold weather, we are still managing the cost pressures associated with TEP's rate freeze," said Paul Bonavia, UNS Energy's Chairman and Chief Executive Officer. "Our focus continues to be operational excellence, especially as we enter the warmer months of the year when electricity demand is at its highest."
In February, TEP, ACC Staff and several other parties entered into a rate settlement agreement. An Arizona Corporation Commission (ACC) administrative law judge (ALJ) is expected to issue a preliminary recommendation on the proposed agreement, which will then be subject to approval by the ACC. Hearings before the ALJ concluded in March.
Provisions of the settlement include an increase in TEP's non-fuel revenues of approximately $76 million, as well as rate adjustment mechanisms related to energy efficiency and environmental compliance. If approved, the proposal would result in an average bill increase of less than $3 per month for a typical residential customer.
"The settlement provides tangible benefits to our customers and represents the hard work and good faith negotiations of a diverse group of stakeholders. I am hopeful it will be approved as requested by those parties," Bonavia said.

Tucson Electric Power
Retail kWh Sales and Revenues
TEP’s retail kWh sales increased by 4.0 percent in the first quarter, primarily due to cold weather that led to a 29.0 percent increase in heating degree days compared with the first quarter of 2012. The increase in retail sales volumes led to a $4.5 million, or 4.3 percent, increase in TEP’s retail margin revenues compared with the first three months of 2012.
Excluding the effects of weather in both periods, TEP estimates its first quarter 2013 retail kWh sales were approximately 0.3% above the first quarter of 2012.

Other Expenses
TEP’s Base operations and maintenance (O&M) expense was $60.5 million in the first quarter of 2013 compared with $60.6 million in the first quarter of 2012. Base O&M excludes costs directly offset by customer surcharges and third-party reimbursements. In the first quarter of 2013, depreciation and amortization expense increased by $0.7 million as a result of additional plant-in-service compared with the same period last year.
TEP's total interest expense declined by $2.3 million in the first quarter of 2013 primarily due to the expected decline in the balance of capital lease obligations compared with the first quarter of 2012.
UNS Gas
UNS Gas reported net income of $7.4 million in the first quarter of 2013 compared with $5.4 million in the first quarter of 2012. Retail gas sales increased 12.2 percent compared with the same period last year due to cold winter weather. Heating degree days in UNS Gas’ service territory increased by 8.7 percent compared with the first quarter of 2012. The higher retail sales volumes, as well as a base rate increase that was effective in May 2012, contributed to a $2.5 million increase in UNS Gas' retail margin revenues.

Excluding the effects of weather in both periods, UNS Gas estimates its first quarter 2013 retail sales volumes were approximately 4.0% above the first quarter of 2012.
UNS Electric
UNS Electric reported net income of $2.3 million in the first quarter of 2013 compared with $2.9 million in the first quarter of 2012. The decrease in net income was due in part to increases in depreciation and amortization expense, and taxes other than income taxes.

Net Income and Earnings Per Share Summary

	1st Quarter
Net Income (Loss)	2013	2012
	Millions of Dollars
Tucson Electric Power	$1.5	$(1.5)
UNS Gas	7.4	5.4
UNS Electric	2.3	2.9
Other(1)	0.1	(0.3)
Net Income (Loss)	$11.3	$6.5
Avg. Basic Shares Outstanding (millions)	41.5	38.0
Avg. Diluted Shares Outstanding (millions)	41.9	38.3

	1st Quarter
Earnings (Loss) Per UNS Energy Share	2013	2012
Tucson Electric Power	0.04	(0.04)
UNS Gas	0.18	0.14
UNS Electric	0.06	0.08
Other(1)	(0.01)	(0.01)
Net Income per Basic Share	$0.27	$0.17
Net Income per Diluted Share	$0.27	$0.17

(1)	Includes UNS Energy on a stand-alone basis and results from Millennium Energy Holdings, Inc. and UNS Energy Development, wholly owned subsidiaries of UNS Energy.
UNS Energy believes the presentation of TEP, UNS Gas and UNS Electric net income or loss on a per basic UNS Energy share basis (which are non-GAAP financial measures) provides useful information to investors by disclosing the results of operations of its business segments on a basis consistent with UNS Energy's reported earnings or losses.
Seasonality of Earnings
The net income and results of operations of TEP as well as of UNS Gas and UNS Electric – operating subsidiaries of UniSource Energy Services (UES) – are seasonal in nature. TEP and UNS Electric typically record the majority of their net income during the second and third quarters when hot weather contributes to higher energy consumption. TEP’s retail rates, which include higher charges for higher levels of energy use, also shift a larger share of the company’s earnings into those periods.
Energy demand from UNS Gas customers typically peaks during the winter. Accordingly, UNS Gas typically records the majority of its net income during the first and fourth quarters.
Conference Call and Webcast
The company will host a conference call on Monday, April 29, 2013 at 12 p.m. EDT to discuss the financial results and outlook. To participate in the call, please dial in 5 to 10 minutes prior to the start time. A reference code is not necessary to access the live call.
Dial-in number: (800) 695-3360

The conference call can also be heard live online at uns.com.

A telephone replay will be available for seven days.

Replay number: (800) 633-8284
Reference code: 21655765
In conjunction with this earnings announcement, UNS Energy has provided information on its performance during the first quarter of 2013. These materials have been filed with the Securities and Exchange Commission and are also available at uns.com. UNS Energy and TEP are providing the address of such website solely for the information of investors and do not intend the address to be an active link. Information contained at such website is not part of the report filed with the SEC by UNS Energy and TEP.

UNS Energy Corporation is a Tucson, Arizona-based company with consolidated assets of approximately $4 billion. UNS Energy's primary subsidiaries include Tucson Electric Power, which serves more than 407,000 customers in southern Arizona; and UniSource Energy Services, provider of natural gas and electric service for approximately 242,000 customers in northern and southern Arizona. For more information about UNS Energy and its subsidiaries, visit uns.com.

This release contains forward-looking information that involves risks and uncertainties. These risks and uncertainties include, but are not limited to: state and federal regulatory and legislative decisions and actions; regional economic and market conditions, which could affect customer growth and energy usage; weather variations affecting energy usage; the cost of debt and equity capital and access to capital markets; the performance of the stock market and changing interest rate environment, which affect the value of the company’s pension and other retiree benefit plan assets and the related contribution requirements and expense; unexpected increases in O&M expense; resolution of pending litigation matters; changes in accounting standards; changes in critical accounting estimates; changes to long-term contracts; the cost of fuel and power supplies; performance of TEP's generating plants; and other factors listed in UNS Energy's Form 10-K and 10-Q filings with the Securities and Exchange Commission. The preceding factors may cause future results to differ materially from outcomes currently expected by UNS Energy.

UNS Energy Corporation
Comparative Condensed Consolidated Statements of Income

	Three Months Ended
(in thousands of dollars, except per share amounts)	March 31,		Increase / (Decrease)
(UNAUDITED)	2013	2012	Amount	Percent
Operating Revenues
Electric Retail Sales	$220,860	$205,431	$15,429	7.5
Electric Wholesale Sales	34,398	33,617	781	2.3
Gas Retail Sales	50,988	50,209	779	1.6
Other Revenues	25,895	26,130	(235)	(0.9)
Total Operating Revenues	332,141	315,387	16,754	5.3
Operating Expenses
Fuel	81,689	70,735	10,954	15.5
Purchased Energy	64,159	59,790	4,369	7.3
Transmission	3,186	2,826	360	12.7
Decrease to Reflect PPFAC/PGA Recovery Treatment	(5,368)	(2,561)	(2,807)	109.6
Total Fuel and Purchased Energy	143,666	130,790	12,876	9.8
Operations and Maintenance	89,901	94,317	(4,416)	(4.7)
Depreciation	36,300	34,984	1,316	3.8
Amortization	8,289	8,664	(375)	(4.3)
Taxes Other Than Income Taxes	14,090	12,229	1,861	15.2
Total Operating Expenses	292,246	280,984	11,262	4.0
Operating Income	39,895	34,403	5,492	16.0
Other Income (Deductions)
Interest Income	10	258	(248)	(96.1)
Other Income	2,805	3,095	(290)	(9.4)
Other Expense	(572)	(466)	(106)	22.7
Total Other Income (Deductions)	2,243	2,887	(644)	(22.3)
Interest Expense
Long-Term Debt	18,254	19,135	(881)	(4.6)
Capital Leases	6,249	8,296	(2,047)	(24.7)
Other Interest Expense, Net of Interest Capitalized	(1,068)	175	(1,243)	N/M
Total Interest Expense	23,435	27,606	(4,171)	(15.1)
Income Before Income Taxes	18,703	9,684	9,019	93.1
Income Tax Expense	7,358	3,208	4,150	129.4
Net Income	11,345	6,476	4,869	75.2
Weighted-Average Shares of Common Stock Outstanding (000)	41,540	38,031	3,509	9.2
Basic Earnings per Share	$0.27	$0.17	$0.10	58.8
Diluted Earnings per Share	$0.27	$0.17	$0.10	58.8
Dividends Declared per Share	$0.435	$0.43	$0.005	1.2
N/M—Not Meaningful
Reclassifications have been made to prior periods to conform to the current period’s presentation.

TUCSON ELECTRIC POWER COMPANY
Comparative Condensed Consolidated Statements of Income

	Three Months Ended
(in thousands of dollars)	March 31,		Increase / (Decrease)
(UNAUDITED)	2013	2012	Amount	Percent
Operating Revenues
Electric Retail Sales	$184,881	$166,331	$18,550	11.2
Electric Wholesale Sales	34,398	29,766	4,632	15.6
Other Revenues	28,472	27,881	591	2.1
Total Operating Revenues	247,751	223,978	23,773	10.6
Operating Expenses
Fuel	80,798	69,974	10,824	15.5
Purchased Power	18,928	13,626	5,302	38.9
Transmission	865	963	(98)	(10.2)
Decrease to Reflect PPFAC Recovery Treatment	(2,360)	(7,686)	5,326	(69.3)
Total Fuel and Purchased Energy	98,231	76,877	21,354	27.8
Other Operations and Maintenance	77,824	82,466	(4,642)	(5.6)
Depreciation	28,558	27,467	1,091	4.0
Amortization	9,222	9,591	(369)	(3.8)
Taxes Other Than Income Taxes	11,169	9,679	1,490	15.4
Total Operating Expenses	225,004	206,080	18,924	9.2
Operating Income	22,747	17,898	4,849	27.1
Other Income (Deductions)
Interest Income	(4)	26	(30)	(115.4)
Other Income	2,206	2,461	(255)	(10.4)
Other Expense	(2,245)	(1,493)	(752)	50.4
Total Other Income (Deductions)	(43)	994	(1,037)	(104.3)
Interest Expense
Long-Term Debt	14,573	13,916	657	4.7
Capital Leases	6,249	8,296	(2,047)	(24.7)
Other Interest Expense, Net of Interest Capitalized	(853)	110	(963)	N/M
Total Interest Expense	19,969	22,322	(2,353)	(10.5)
Income Before Income Taxes	2,735	(3,430)	6,165	N/M
Income Tax Expense	1,257	(1,969)	3,226	N/M
Net Income	1,478	(1,461)	2,939	N/M
N/M—Not Meaningful
Reclassifications have been made to prior periods to conform to the current period’s presentation.